UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                             SEC FILE NUMBER: 0-1912

                            CUSIP NUMBER: 918693102

                                  (Check One):

[X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-QSB [ ] Form N-SAR

     For Period Ended: June 30, 1999

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

PART I -- REGISTRANT INFORMATION

                                Vacu-dry Company
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                            (Full Name of Registrant)


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                           (Former Name if Applicable)


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                         100 Stony Point Road, Suite 200
           (Address of Principal Executive Office (Street and Number))


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                          Santa Rosa, California 95401
                           (City, State and Zip Code)



PART II -- RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

             (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable effort or expense;

             (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar
       [X] day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

             (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

PART III -- NARRATIVE

     State below in reasonable detail the reasons why the Form 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The registrant is unable to file the annual report on Form 10-K for the fiscal year ended June 30, 1999 within the time period prescribed by the Rules and Regulations of the Securities and Exchange Commission without unreasonable effort or expense. The Company's sale on July 26, 1999 of a substantial product line made it difficult to gather all of the information necessary to complete its audited financial statements for the fiscal year ended June 30, 1999. The registrant intends on filing the annual report on or before the fifteenth calendar day following the prescribed due date.


PART IV -- OTHER INFORMATION

          (1) Name and telephone number of person to contact in regard to this notification

      Gary L. Hess, President and CEO          707             535-4000
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               (Name)                    (Area Code)        (Telephone Number)

          (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                  [X] Yes [  ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  [  ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


                                Vacu-dry Company
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: September 28, 1999          By: /s/ Gary L. Hess
                                     -----------------
                                     Gary L. Hess,
                                     President and CEO